Exhibit 10.1

EXECUTION COPY

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) dated as of June 12, 2007 (the “Effective Date”), is entered into between Dong Wha Pharm. Ind. Co. Ltd., a Korean corporation (“Licensor”), having a place of business at 5 Soonwha-dong, Joong-ku, Seoul 100-130, Korea, and Pacific Beach Biosciences, Inc., a Delaware corporation (“Company”), having a place of business at 4365 Executive Drive, Suite 1500, San Diego, California 92121.

WHEREAS, Licensor owns or has rights in the Technology (as defined below).

WHEREAS, Company desires to obtain an exclusive license under Licensor’s rights in the Technology on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

1.1       “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever

1.2       “COGS” mean the costs of goods sold, as determined in accordance with generally accepted accounting principles, with Licensor’s COGS to be generally consistent with commercial reasonableness.

1.3       “Competent Authority(ies)” shall mean, collectively, (a) the governmental entities in each country or supranational organization that is responsible for the regulation of any Product intended for use in the Field or the establishment, maintenance and/or protection of rights related to the Licensed IP Rights (including the FDA, the EMEA and the MHLW), or (b) any other applicable regulatory or administrative agency in any country or supranational organization that is comparable to, or a counterpart of, the foregoing.

1.4       “EMEA” shall mean the European Agency for the Evaluation of Medicinal Products of the European Union, or the successor thereto.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.5       “FDA” shall mean the Food and Drug Administration of the United States, or the successor thereto.

1.6       “Field” shall mean the prevention, treatment, diagnosis, detection, monitoring, and predisposition testing of all diseases, states or conditions in humans or other animals.

1.7       “First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country.

1.8       “Injectable Formulation Product” shall refer to a Product that is suitable for administration via injection, including but not limited to, intravenous administration.

1.9       “Licensed IP Rights” shall mean, collectively, the Licensed Patent Rights and the Licensed Know-How Rights.

1.10     “Licensed Know-How Rights” shall mean all trade secret and other know-how rights in and to all data, information, compositions and other technology (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) which are necessary or useful for Company to make, use, develop, sell or seek regulatory approval to market a composition, or to practice any method or process, at any time claimed or disclosed in any issued patent or pending patent application within the Licensed Patent Rights or which otherwise relates to the Technology.

1.11     “Licensed Patent Rights” shall mean (a) all patents and patent applications describing the Technology in the Territory, including without limitation those listed on Exhibit A hereto, (b) all patents and patent applications in any country of the world that claim or cover the Technology in which Licensor heretofore or hereafter has an ownership or (sub)licensable interest, (c) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications listed in clauses (a) - (b) above or the patent applications that resulted in the patents described in clauses (a) - (b) above, and (d) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.

1.12     “Major Market” shall mean the United States, the United Kingdom, France, Germany or Italy.

1.13     “MHLW” shall mean the Ministry of Health, Labour and Welfare of Japan, or the successor thereto.

1.14     “NDA” shall mean a New Drug Application, or similar application for marketing approval of a Product for use in the Field submitted to the FDA, or its foreign equivalent.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.15     “Net Sales” shall mean, with respect to any Product, the gross sales price of such Product invoiced by Company or its Affiliate to customers who are not Affiliates (or are Affiliates but are the end users of such Product) less, to the extent actually paid or accrued by Company or its Affiliate (as applicable), (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for nonconforming, damaged, out-dated and returned Product; (b) freight and insurance costs incurred by Company or its Affiliate (as applicable) in transporting such Product to such customers; (c) cash, quantity and trade discounts, rebates and other price reductions for such Product given to such customers under price reduction programs; (d) sales, use, value-added and other direct taxes incurred on the sale of such Product to such customers; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing such Product to such customers; and (f) an allowance for uncollectible or bad debts determined in accordance with generally accepted accounting principles.

1.16     “Onset” shall mean the first dosing of the first patient in the applicable clinical trial.

1.17     “Oral Formulation Product” shall refer to a Product that is suitable for administration orally.

1.18     “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.19     “Phase I Clinical Trial” shall mean a human clinical trial that is intended to initially evaluate the safety and/or pharmacological effect of a Product in subjects or that would otherwise satisfy requirements of 21 C.F.R. 312.21(a), or its foreign equivalent.

1.20     “Phase II Clinical Trial” shall mean a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study or would otherwise satisfy requirements of 21 C.F.R. 312.21(b), or its foreign equivalent.

1.21     “Phase III Clinical Trial” shall mean a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Product as a basis for an NDA or would otherwise satisfy requirements of 21 C.F.R. 312.21(c), or its foreign equivalent.

1.22     “Product(s)” shall mean any product for use in the Field that if made, used, sold, offered for sale or imported absent the license granted hereunder would infringe a Valid Claim, or that otherwise uses or incorporates the Licensed Know-How Rights.

1.23     “Registration(s)” shall mean any and all permits, licenses, authorizations, registrations or regulatory approvals (including NDAs) required and/or granted by any

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Competent Authority as a prerequisite to the development, manufacturing, packaging, marketing and selling of any Product.

1.24     “Royalty Term” shall mean the time period commencing with the Effective Date and ending on the later of (i) with respect to each Product in each country, the expiration of the last Valid Claim that would be infringed but for the license granted by this Agreement, by the use, offer for sale, sale or import of such Product in such country, or (ii) ten (10) years after the First Commercial Sale of any Product in the Territory.

1.25     “Sublicensee” means any Third Party to whom Company grants rights to use some of Company’s rights under this Agreement.

1.26     “Sublicensing Fees” shall mean, with respect to any Product, the aggregate cash consideration received by Company or its Affiliates in consideration for granting sublicense rights to a Sublicensee under the Licensed Patent Rights or Licensed Know-How Rights by Company or its Affiliates with respect to such Product, including without limitation license fees, milestone fees, and minimum royalties (in excess of earned royalties), but excluding Sublicensing Royalties based on sales of such Product by such Sublicensee, and also excluding (a) amounts received to fund or reimburse Company’s or its Affiliates’ cost to perform research, development or similar services conducted for such Product, or to establish a direct sales force, (b) amounts received in reimbursement of patent or other out-of-pocket expenses relating to such Product; (c) amounts received in consideration for the sale of any debt or securities of Company or its Affiliates; (d) amounts received by Company as milestone fees based on cumulative or annual sales of Product; and (e) development-based milestone fees received by Company comparable with those described at Section 4.2 herein (but including any such milestone fees received by Company in excess of the sums payable by Company pursuant to Section 4.2 herein).

1.27     “Sublicensing Royalties” shall mean, with respect to any Product, the cash consideration received by Company and its Affiliates in consideration for granting sublicense rights to a Sublicensee under the Licensed Patent Rights or Licensed Know-How Rights by Company or its Affiliates with respect to such Products, when said consideration is in the nature of an earned royalty payment based upon actual running sales of such Product by such Sublicensee, but excluding items such as minimum royalties (in excess of earned royalties) and excluding license fees and milestone fees.

1.28     “Successful Completion” shall mean that the applicable clinical trial (a) achieved its primary clinical endpoint as defined in the protocol for such clinical trial and (b) had a side effect profile that does not adversely affect the applicable Product’s eligibility to enter the next phase clinical trial or, if applicable, to be subject to an NDA.

1.29     “Technology” shall mean the new quinolone antibacterial agent, identified as DW-224a.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.30     “Territory” shall mean all of the world, except for the following countries: Japan, Korea, China, Taiwan, Singapore, Indonesia, India, Thailand, Malaysia, Vietnam, Hong Kong, Australia, and New Zealand.

1.31     “Third Party” shall mean any Person other than Licensor, Company and their respective Affiliates.

1.32     “Valid Claim” shall mean a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2. REPRESENTATIONS AND WARRANTIES

2.1       Mutual Representations and Warranties. Each party hereby represents and warrants to the other party as follows:

2.1.1    Such party is a corporation duly organized, validly existing and in good standing under the laws of the state or country in which it is incorporated.

2.1.2    Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.1.3    All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

2.1.4    The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

2.2       Licensor Representations and Warranties. Licensor hereby represents and warrants to Company that, as of the Effective Date, Licensor (a) is the sole owner of the Licensed Patent Rights and to the best of Licensor’s knowledge, the sole owner of the Licensed Know-How Rights, and has not granted to any Third Party any license or other interest in the Licensed IP Rights in the Field within the Territory, (b) is not aware of any Third Party patent, patent application or other intellectual property rights (other than any inventions identified as prior art in the patents or patent applications licensed to Company hereunder) that would be infringed (i) by practicing any process or method or by making, using or selling any composition

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

which is claimed or disclosed in the Licensed Patent Rights or which constitutes Licensed Know-How Rights, or (ii) by making, using or selling Products (but only to the extent that the making, using or selling of Products is covered by Licensed IP Rights), and (c) is not aware of any infringement or misappropriation by a Third Party of the Licensed IP Rights.

2.3       No Challenge. The parties acknowledge that the activities contemplated by this Agreement involve substantial sharing of risk and that the collaboration contemplated by this Agreement requires mutual trust and cooperation. The parties further acknowledge that an essential element of the collaboration is an agreement to respect the intellectual property rights of the other party. Accordingly, Company agrees that if it or any Sublicensee directly or through a third party contests the validity, scope or enforceability of any patent rights licensed to it under this Agreement or assists any third party in doing so, Licensor may, at its sole option, either (i) immediately terminate any and all licenses granted to the Licensee under this Agreement; or (ii) terminate the exclusivity of this Agreement such that the grant of rights under this Agreement becomes non-exclusive, but all other terms remain the same. In the event that all or any portion of this Section 2.3 is invalid, illegal or unenforceable, then the parties will use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, gives effect to the intent of this Section 2.3.

3. LICENSE GRANT

3.1       Licensed IP Rights. Licensor hereby grants to Company an exclusive license (with the right to grant sublicenses through multiple tiers) under the Licensed IP Rights to conduct research and to develop, make, have made, use, offer for sale, sell and import Products in the Territory for use in the Field. Company shall promptly provide Licensor with a copy of any Sublicense. Company hereby acknowledges and agrees that this grant of rights is limited to the Territory and Company further represents and warrants that it will not either directly or indirectly market or assist with the marketing or sale of Products outside of the Territory, regardless of whether patents for the Products have issued in such countries outside of the Territory. Notwithstanding the foregoing, the parties acknowledge and agree that Company’s right to make Product or to grant sublicenses to have Product made under the licenses from Licensor is subject to Section 3.5 below. The grant of any such sublicense hereunder will not relieve Company of its obligations under this Agreement.

3.2       Availability of the Licensed IP Rights. Each of the parties shall provide the other with a copy of all information available to such party relating to the Licensed IP Rights, Products or Technology, including without limitation: (a) regulatory submissions, (b) communications with the Competent Authorities (including the minutes of any meetings), (c) trial master files, including case report forms, (d) listings and tables of results from the clinical trials, (e) treatment-related serious adverse event reports from the clinical trials, (f) storage of and access permission to any retained samples of materials used in clinical trials, and (g) access to CROs involved in the clinical trials. Company shall use reasonable efforts to require that each of its Sublicensees and Affiliates also make such information available to Licensor for use outside of the Territory and Licensor shall use reasonable efforts to require that

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

each of its sublicensees and Affiliates make such information available to Company for use in the Territory.

3.3       Technical Assistance. Licensor shall provide such technical assistance to Company as Company reasonably requests regarding the Licensed IP Rights, Products or Technology.

3.4       Registrations. Licensor acknowledges and agrees that Company shall own all Registrations for Products for use in the Field in each country in the Territory. Additionally, Licensor acknowledges and agrees that Company shall have the right to conduct pre-clinical and clinical development activities outside of the Territory and Company acknowledges and agrees that Licensor shall have the right to conduct pre-clinical and clinical development activities inside the Territory. Each party hereby grants to the other a free-of-charge right to reference and use and have full access to all other Registrations and all other regulatory documents that relate to the Licensed IP Rights, Products or Technology, including INDs, BLAs, NDAs and DMFs (whether as an independent document or as part of any NDA, and all chemistry, manufacturing and controls information), and any supplements, amendments or updates to the foregoing (for the purposes of this Section, the “Right of Reference”). Company shall have the right to (sub)license the Right of Reference to its Sublicensees and Affiliates; provided, however, Company shall use reasonable efforts to require that each of its Sublicensees and Affiliates provide all reference information to Licensor as described in this Section 3.4 for use by Licensor outside of the Territory. Licensor shall have the right to (sub)license the Right of Reference to its sublicensees and affiliates. Each party shall promptly notify the other of any written or oral notices received from, or inspections by any Competent Authority relating to any such Registrations, and shall promptly inform the other party of any responses to such written notices or inspections and the resolution of any issue raised by such Competent Authority. During the time that Licensor or Company (or its Affiliates or Sublicensees) is the holder of a Registration, the other party shall be entitled to attend any and all meetings (but solely as an observer) and listen in on (but not participate in) telephone calls with the Competent Authorities.

3.5       Manufacturing and Supply.

3.5.1    Licensor shall supply Company with 100% of Company’s (and its Affiliates’ and Sublicensees’) requirements for clinical supplies of Product and at least 75% of Company’s (and its Affiliates’ and Sublicensees’) requirements for commercial supplies of Products, in each case at a cost not to exceed Licensor’s documented COGS plus [*]% in accordance with the terms and conditions of a manufacture and supply agreement between the parties (the “Supply Agreement”). Company and Licensor will enter into the Supply Agreement in the form to be agreed within forty five days of the date of this Agreement. If Licensor is unwilling or unable, subject to the terms of the applicable Supply Agreement, to perform all of its obligations under the Supply Agreement, Company may elect to have Product made by a second source contract manufacturer (the “Contract Manufacturer”) during the term of such unwillingness or inability, as applicable, pursuant to the terms and conditions of this Section 3.5. Additionally and for avoidance of doubt, at all times Company is entitled to use a Contract

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Manufacturer for up to 25% of Company’s (and its Affiliates’ and Sublicensees’) requirements for commercial supplies of Products.

3.5.2    Notwithstanding Company’s obligation to purchase 75% of commercial supplies of Products as set forth in Section 3.5.1, and subject to the approval rights in Section 3.5.3 below, if Company delivers to Licensor a bona fide arms length quote from a Contractor Manufacturer to produce the Product at price less than Licensor’s price under the Supply Agreement (the “Quote”) and provided that all other terms of the Quote (including but not limited to supply quantities, delivery terms and Product quality control) are substantially similar to the terms of the Supply Agreement, then Licensor shall have [*] ([*]) days to either agree to match the terms provided in the Quote for the quantity of Product specified, or waive its right to provide such Product. Notwithstanding the foregoing, this waiver shall be effective only with respect to the quantities included in the Quote and shall not waive any future rights of Licensor to manufacture the Product under the terms of the Supply Agreement. Notwithstanding the foregoing or the price or other terms of any Quote, Licensor shall have the right to supply a minimum of at least 25% of Company’s (and its Affiliates’ and Sublicensees’) aggregate requirements for commercial supplies of Products at a cost not to exceed Licensor’s documented COGS plus [*]% in accordance with the terms and conditions of the Supply Agreement.

3.5.3    The selection of the Contract Manufacturer shall be subject to the approval of Licensor, which shall not be unreasonably withheld as long as the Contract Manufacturer meets reasonable commercial and industry standards, and executes a confidentiality and non-use agreement with Licensor that is acceptable to Licensor in its reasonable discretion. In the event that Company (or an Affiliate or Sublicensee) elects to have a Contract Manufacturer supply Product: (a) Licensor shall, upon Company’s request and at Company’s expense, provide reasonable technology transfer assistance sufficient to enable Company or its designee to manufacture the relevant Product; and (b) Company shall have the right to sublicense to the Contract Manufacturer the right to use all necessary Licensed IP Rights belonging to Licensor as reasonably necessary for Contract Manufacturer to manufacture such Product. Should Company (or an Affiliate or Sublicensee) engage a Contract Manufacturer, Company shall: (i) defend, indemnify and hold Licensor harmless from all losses, liabilities, damages and expenses (including attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding arising in connection with any Product produced by the Contract Manufacturer, except to the extent arising from the gross negligence or willful misconduct of Licensor; and (ii) include in the contract manufacturing agreement an obligation that the use of Licensor’s technology shall be restricted to that necessary to manufacture the Product in the Territory for the term of the contract manufacturing agreement (and for no other purpose).

4. FINANCIAL CONSIDERATIONS

4.1       License Fees.

4.1.1    Within thirty (30) days after this Agreement has been signed and delivered by both parties, Company shall pay to Licensor US$1,500,000.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.1.2    Within thirty (30) days after the nine (9) months anniversary of the Effective Date, Company shall pay to Licensor US$1,500,000.

4.2       Development-Based Milestone Payments. At such time as Company (or its Affiliates or Sublicensees) achieve a milestone event as described below, Company shall pay to Licensor the Milestone Payment specified below. For avoidance of doubt, only one of each such milestone payments shall be payable, notwithstanding that there may be multiple Products and/or replacement Products. The specified milestone payment shall be made within [*] ([*]) days after the occurrence of the milestone event. For the purpose of this Section 4.2 “Final Approval” shall mean approval by the FDA or EMEA that is not conditioned on any other event (or if an approval is conditioned upon an event, then the occurrence of that event), provided, however, such other events shall specifically not include FDA or EMEA requirements to conduct post marketing studies and any requirement for such post marketing studies shall not be deemed to delay the Final Approval.

A.		Milestone Event for Oral Formulation Product	Milestone Payment US$
	(1)	Acceptance of filing of IND or its equivalent	$500,000
	(2)	[*]	$[*]
	(3)	[*]	$[*]
	(4)	[*]	$[*]
	(5)	[*]	$[*]
	(6)	[*]	$[*]
	(7)	[*]	$[*]
B.		Milestone Event for Injectable Formulation Product	Milestone Payment US$
	(1)	[*]	$[*]
	(2)	[*]	$[*]
	(3)	[*]	$[*]
	(4)	[*]	$[*]
	(5)	[*]	$[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.3       Sales-Based Milestone Payments. At such time as the cumulative Net Sales by Company and its Affiliates and Sublicensees over the term of this Agreement first reach the Net Sales sums set forth below, Company will pay to Licensor the following milestone payments:

Cumulative Net Sales	Milestone Payment
US $[*]	US $[*]
US $[*]	US $[*]
US $[*]	US $[*]

Said payment shall be made within [*] ([*]) months after the end of the fiscal quarter of Company in which the cumulative Net Sales milestone was achieved.

4.4       Royalties.

4.4.1    Royalty Rate. During the applicable Royalty Term for a Product, subject to the terms and conditions of this Agreement, Company shall pay to Licensor royalties, with respect to each Product, equal to [*] percent ([*]%) of Net Sales of such Product by Company and its Affiliates. Only one royalty shall be owing for a Product regardless of how many Valid Claims cover such Product.

4.4.2    Third Party Royalties. If Company, its Affiliates or Sublicensees is required to pay royalties to any Third Party that are, in the opinion of an independent third party counsel (reasonably acceptable to both parties), necessary to practice the inventions claimed in the Licensed Patent Rights in order to exercise its rights hereunder to make, have made, use, sell, offer to sale or import any Product in any country in the Territory, then Company shall have the right to credit [*] percent ([*]%) of such Third Party royalty payments against the royalties owing to Licensor under Section 4.4.1 above with respect to sales of such Product in such country; provided, however, that Company shall not reduce the amount of the royalties paid to Licensor under Section 4.4.1 above by reason of this Section 4.4.2, with respect to sales of such Product in such country, to less than a royalty equal to [*] percent ([*]%) of Net Sales of such Product in such country.

4.4.3    Combination Products. If a Product consists of components that are covered by Licensor’s Valid Claims, plus additional active pharmaceutical agents, or functional components reasonable necessary for formulation or delivery of the Product that are not covered by a Valid Claim, but that are covered by a valid claim of a third party patent, then for purposes of the royalty payments under Section 4.4 for Net Sales of such Products, such Net Sales, prior to the royalty calculation set forth in Section 4.4, first shall be multiplied by the fraction A/(A+B), where “A” is the value of the component covered by the Valid Claim, and “B” is the value of the active pharmaceutical agents, or the additional function components reasonable necessary for formulation or delivery of the Product that are not covered by a Valid

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Claim, but that are covered by a valid claim of a third party patent, and such resulting amount shall be the “Net Sales” for purposes of the royalty calculation in Section 4.4.1 for such Product. To the extent the parties are unable to agree on the values described above, any dispute shall be resolved in accordance with Section 13.3 of this Agreement.

4.5       Sublicensing Fees. At such times from time to time as Company may receive Sublicensing Fees, Company will pay a portion thereof to Licensor, as follows:

(a)       If the Sublicensing Fee is paid pursuant to a sublicense agreement which was signed and legally binding on both Company and the Sublicensee prior to the date when there was an approved NDA in the United States (or its equivalent in a Major Market) for the Product for which the Sublicensing Fee is received by Company, then Company shall pay to Licensor [*]% of said Sublicensing Fee; payable within [*] ([*]) days after Company’s receipt thereof.

(b)       If the Sublicensing Fee is paid pursuant to a sublicense agreement which was signed and legally binding on both Company and the Sublicensee after the date when there was an approved NDA in the United States (or its equivalent in a Major Market) for the Product for which the Sublicensing Fee is received by Company, then Company shall pay to Licensor [*]% of said Sublicensing Fee; payable within [*] ([*]) days after Company’s receipt thereof.

4.6       Sublicensing Royalties. At such times from time to time as Company may receive Sublicensing Royalties, Company will pay some or all thereof to Licensor, as follows:

(a)       If the Sublicensing Royalties are paid pursuant to a sublicense agreement which was signed and legally binding on both Company and the Sublicensee prior to the date when there was an accepted NDA in the United States (or its equivalent in a Major Market) for the Product for which the Sublicensing Royalties are received by Company, then Company shall pay to Licensor the lesser of (i) [*] of said Sublicensing Royalties or (ii) [*]% of the Sublicensee’s net sales of such Product; payable within [*] ([*]) days after Company’s receipt thereof, but in any event within [*] ([*]) days of the end of the calendar quarter in which the Sublicensee’s net sales occurred.

(b)       If the Sublicensing Royalties are paid pursuant to a sublicense agreement which was signed and legally binding on both Company and the Sublicensee after the date when there was an accepted NDA in the United States (or its equivalent in a Major Market) for the Product for which the Sublicensing Royalties are received by Company, then Company shall pay to Licensor the greater of [*]% of said Sublicensing Royalties or (ii) [*]% of the Sublicensee’s net sales of such Products; payable within [*] ([*]) days after Company’s receipt thereof, but in any event within [*] ([*]) days of the end of the calendar quarter in which the Sublicensee’s net sales occurred.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5. ROYALTY REPORTS AND ACCOUNTING

5.1       Royalty Reports. Within [*] ([*]) days after the end of each calendar quarter during the term of this Agreement following first to occur of the First Commercial Sale of a Product and the receipt by Company or its Affiliates of Net Sublicensing Revenues, Company shall furnish to Licensor a quarterly written report showing in reasonably specific detail (a) the calculation of Net Sales during such calendar quarter; (b) the calculation of Net Sublicensing Revenues for such quarter; (c) the calculation of the royalties, if any, that shall have accrued based upon such Net Sales and Net Sublicensing Revenues; (d) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (e) the exchange rates, if any, used in determining the amount of United States dollars. With respect to sales of Products invoiced in United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in United States dollars. With respect to (i) Net Sales invoiced in a currency other than United States dollars and (ii) cash consideration paid in a currency other than United States dollars by Company’s Sublicensees hereunder, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

5.2       Audits.

5.2.1    Upon the written request of Licensor and not more than once in each calendar year, Company shall permit an independent certified public accounting firm of nationally recognized standing selected by Licensor and reasonably acceptable to Company, at Licensor’s expense, to have access during normal business hours to such of the financial records of Company as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which Licensor has already conducted an audit under this Section.

5.2.2    If such accounting firm concludes that additional amounts were owed during the audited period, Company shall pay such additional amounts within [*] ([*]) days after the date Licensor delivers to Company such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Licensor; provided, however, if the audit discloses that the royalties payable by Company for such period are more than one hundred five percent (105%) of the royalties actually paid for such period, then Company shall pay the reasonable fees and expenses charged by such accounting firm.

5.2.3    Licensor shall cause its accounting firm to retain all financial information subject to review under this Section 5.2 in strict confidence; provided, however, that Company shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Company regarding such financial information. The accounting firm shall disclose to Licensor only whether the reports are correct

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or not and the amount of any discrepancy. No other information shall be shared. Licensor shall treat all such financial information as Company’s Confidential Information.

6. PAYMENTS

6.1       Payment Terms. Royalties shown to have accrued by each royalty report provided for under Section 5 above shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

6.2       Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Product is sold, Company shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to Licensor’s account in a bank or other depository institution in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

6.3       Withholding Taxes. Company shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Company, its Affiliates or Sublicensees, or any taxes required to be withheld by Company, its Affiliates or Sublicensees, to the extent Company, its Affiliates or Sublicensees pay to the appropriate governmental authority on behalf of Licensor such taxes, levies or charges. Company shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Licensor by Company, its Affiliates or Sublicensees. Company promptly shall deliver to Licensor proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

7. RESEARCH AND DEVELOPMENT OBLIGATIONS

7.1       Development Committee. Upon execution of this Agreement, the parties shall establish a development committee (the “Development Committee”). The Development Committee shall be comprised of two members nominated by the Company and two members nominated by the Licensor. The Development Committee shall be a monitoring and liaison body in relation to research related to the Product and shall advise the Company and the Licensor, but the Development Committee will not have the power to amend or waive compliance with, or the terms of, this Agreement or to make decisions concerning the research or make binding decisions on behalf of the parties. The Development Committee shall remain in place until the Company receives the first NDA approval in the United States for a Product. At that time, the Development Committee shall dissolve and have no more functions and responsibilities.

7.2       Development Committee Functions. The Development Committee will perform the following functions:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2.1    exchange information concerning the overall strategy and timelines for any development plan;

7.2.2    review and comment upon regulatory filings for Products;

7.2.3    ensure open communications between the parties;

7.2.4    provide a mechanism for the exchange of information between the parties.

7.3       Development Committee Meetings. The Development Committee may hold meetings in person as frequently as the members of the Development Committee may agree shall be necessary during the period of any research as described in a development plan or more frequently upon the reasonable request of either party but in any event no less frequently than once every six (6) months. Dates of meetings to be held in person shall be agreed by the parties not less than thirty days beforehand; responsibility for arranging the meetings, including providing notice and an agenda shall rest with the chairman, who shall be a nominee of the Company. Each party will be responsible for all travel and related costs and expenses for its members and approved invitees to attend meetings of, and otherwise participate on, the Development Committee.

7.3       Research and Development Efforts.

7.4.1    Company shall use its commercially reasonable efforts to conduct such research, development and preclinical and human clinical trials as Company reasonably determines are necessary or desirable to obtain regulatory approval to manufacture and market such Products as Company reasonably determines are commercially feasible in the Field, and shall use its commercially reasonable efforts to obtain regulatory approval to market, and following approval to commence marketing and market each such Product in such countries in the Territory as Company reasonably determines are commercially feasible. The parties acknowledge that the Development Plan attached hereto as Exhibit B represents the optimal and mutually desired timeline for development of the Technology and Products and is subject to change following the Effective Date.

7.4.2    Without limiting the generality of Section 7.4.1, Company, its Affiliate or its Sublicensee shall satisfy each of the following development milestones (each a “Development Milestone”):

(a)       Onset of a Phase II Clinical Trial for the Oral Formulation Product within nine (9) months of Effective Date;

(b)       [*];

(c)       [*];

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)       [*];

7.4.3    Without prejudice to any remedies as provided in this Agreement and appropriate laws, in the event Company, its Sublicensee or their respective Affiliates fails to achieve a Development Milestone, and such failure was not due to reason(s) beyond their reasonable control, Licensor shall have the right to terminate this Agreement. For the avoidance of doubt and without prejudice to other reasons that may be deemed beyond the reasonable control of Company, its Sublicensee or their respective Affiliates, should the failure to achieve a Development Milestone be caused by (a) a requirement by the FDA or other Competent Authority that Company, its Sublicensee or their respective Affiliates perform additional studies or trials, that Company, its Sublicensee or their respective Affiliates reformulate or alter the manufacturing process of any Product, that Company, its Sublicensee or their respective Affiliates cease any clinical trial or redesign any clinical trial, or that Company, its Sublicensee or their respective Affiliates perform any other action or cease to perform any action that otherwise delays the clinical development of any Product; or (b) the inability to procure, manufacture or have manufactured GMP-grade clinical or commercial supplies due to factors beyond the reasonable control of Company, its Sublicensee or their respective Affiliates, then such evidence presented to Licensor by Company, its Sublicensee or their respective Affiliates shall be deemed by Licensor to be beyond the reasonable control of Company, its Sublicensee or their respective Affiliates, and Company, its Sublicensee or their respective Affiliates automatically shall be granted reasonable time extensions or milestone adjustments to the extent of any such delay (the “Excused Delay”).

7.4.4    If Company, its Sublicensee or their respective Affiliates fails to achieve a Development Milestone, taking into account any Excused Delay to which Company, its Sublicensee or their respective Affiliates may be entitled, then Licensor shall grant to Company, its Sublicensee or their respective Affiliates additional time in which to achieve such Development Milestone subject to the payment to Licensor of [*] Dollars ($[*]) for each of the first two three (3) month extension periods (“Extension Periods”), and subject to the payment to Licensor of [*] Dollars ($[*]) for each of the next two Extension Periods that is requested by Company, its Sublicensee or their respective Affiliates, and subject to the payment to Licensor of [*] ($[*]) for each of the next two Extension Periods that is requested by Company, its Sublicensee or their respective Affiliates. Licensor shall have no obligation to grant more than [*] ([*]) Extension Periods.

7.5       Records. Company shall maintain records, in sufficient detail and in good scientific manner, which shall reflect all work done and results achieved in the performance of its research and development regarding the Products.

7.6       Reports. Within [*] ([*]) days following the end of each calendar year during the term of this Agreement, Company shall prepare and deliver to Licensor a written summary report which shall describe (a) the research performed to date employing the Licensed IP Rights, (b) the progress of the development, and testing of Products in clinical trials, and (c) the status of obtaining regulatory approvals to market Products.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.7       Improvements. Ownership of any Improvements developed by either party during the term of this Agreement will vest in the party(ies) that invents such Improvement (with inventorship as determined by U.S. patent law). To the extent that Licensor owns or has a sublicensable right to such Improvements, they shall become Licensed IP Rights and subject to the terms and conditions of this Agreement. To the extent that Company owns or has a sublicensable right to such Improvements, the Company hereby grants Licensor an exclusive, royalty-free (except for any royalty payable to a Third Party owner of such Improvement), fully sublicensable license to make, have made, use, sell have sold, import and export any products that include Improvements outside the Territory during the term of this Agreement. In addition, to the extent Licensor desires to continue with such right following the termination or expiration of this Agreement, Company shall grant Licensor such a license right for use outside the Territory subject to a commercially reasonable royalty. For the purpose of this Agreement, “Improvements” shall mean any patent right (including patent applications) that claims the use of a compound claimed in a Licensed Patent Right listed in Exhibit A or which patent right is otherwise dominated by the claims of such Licensed Patent Rights.

8. CONFIDENTIALITY

8.1       Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all information of the other party that is disclosed by the other party and identified as, or acknowledged to be, confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

8.2       Permitted Disclosures. The confidentiality obligations contained in Section 8.1 above shall not apply to the extent that (a) any receiving party (the “Recipient”) is required (i) to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient on an

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other party. Notwithstanding any other provision of this Agreement, Company may disclose Confidential Information of the Licensor relating to information developed pursuant to this Agreement to any Person with whom Company has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with Company.

8.3       Terms of this Agreement. Except as otherwise provided in Section 8.2 above, Licensor and Company shall not disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party. Notwithstanding the foregoing, prior to execution of this Agreement, Company and Licensor have agreed upon the substance of information that can be used to describe the terms of this transaction, and Company and Licensor may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent.

9. PATENTS

9.1       Patent Prosecution and Maintenance. Company shall have the right to control, at its sole cost, the preparation, filing, prosecution and maintenance of all patents and patent applications within the Licensed Patent Rights in the Territory and shall be solely responsible for all costs incurred in the preparation, filing, prosecution and maintenance of such patents and patent applications from the Effective Date through the termination of this Agreement. All such applications within the Licensed Patent Rights shall be filed in the name of Licensor as assignee. Company shall give Licensor an opportunity to review and comment on the text of each patent application subject to this Section 9.1 before filing, and shall supply Licensor with a copy of such patent application as filed, together with notice of its filing date and serial number. Licensor shall cooperate with Company, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Section 9.1. If Company, in its sole discretion, decides to abandon the preparation, filing, prosecution or maintenance of any patent or patent application in the Licensed Patent Rights, then Company shall notify Licensor in writing thereof and following the date of such notice (a) Licensor shall be responsible for and shall control, at its sole cost, the preparation, filing, prosecution and maintenance of such patents and patent applications, and (b) Company shall thereafter have no license under this Agreement to such patent or patent application.

9.2       Notification of Infringement. Each party shall notify the other party of any substantial infringement in the Territory known to such party of any Licensed Patent Rights and shall provide the other party with the available evidence, if any, of such infringement.

9.3       Enforcement of Patent Rights. Company, at its sole expense, shall have the right to determine the appropriate course of action to enforce Licensed Patent Rights in the Territory or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

action to enforce Licensed Patent Rights in the Territory, to defend any declaratory judgments seeking to invalidate or hold the Licensed Patent Rights in the Territory unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to Licensed Patent Rights, in each case in Company’s own name and, if necessary for standing purposes, in the name of Licensor and shall consider, in good faith, the interests of Licensor in so doing. If Company does not, within one hundred twenty (120) days of receipt of notice from Licensor, abate the infringement or file suit to enforce the Licensed Patent Rights against at least one infringing party in the Territory, Licensor shall have the right to take whatever action it deems appropriate to enforce the Licensed Patent Rights; provided, however, that, within thirty (30) days after receipt of notice of Licensor’s intent to file such suit, Company shall have the right to jointly prosecute such suit and to fund up to one-half (½) the costs of such suit. The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party without the prior written consent of the other party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patent Rights in the Territory shall be shared in relation to the damages (including attorneys’ fees and expenses for the enforcement action) incurred by each party as a result of such infringement. Notwithstanding the foregoing, to the extent any part of the recovery includes a reasonable royalty, such royalty amounts shall be deemed Sublicensing Royalties and paid in accordance with Section 4.6. and to the extent that any part of the recovery includes punitive damages, such amounts shall be distributed [*]% to the controlling party and [*]% to the other party. Notwithstanding anything to the contrary in this Section 9.3, if Licensor takes control of the litigation and Company does not elect to participate in the funding of the litigation, then Licensor shall retain all monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patent Rights. If Licensor takes control of the litigation and Company does elect to fund the litigation, then the monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patent Rights shall be shared, in relation to the damages (including attorneys’ fees and expenses for the enforcement action) incurred by each party as a result of such infringement.

9.4       Cooperation. In any suit to enforce and/or defend the License Patent Rights pursuant to this Section 9, the party not in control of such suit shall, at the request and expense of the controlling party, reasonably cooperate and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

10. TERMINATION

10.1     Expiration. Subject to Sections 10.2 and 10.3 below, this Agreement shall expire on the expiration of Company’s obligation to make payments to Licensor under Section 4. above. The license grant under Section 3.1 shall be effective at all times prior to such expiration and following such expiration of this Agreement (a) Company shall have a fully paid-up, non-exclusive license under the Licensed Know-How Rights to conduct research and to develop,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

make, have made, use, sell, offer for sale and import Products in the Territory for use in the Field, and (b) Section 3.4 shall survive.

10.2     Termination by Company. Company may terminate this Agreement, in its sole discretion, upon thirty (30) days prior written notice to Licensor, provided, however, Company shall remain liable for any payments accrued under this Agreement prior to the date of termination.

10.3     Termination for Cause. Except as otherwise provided in Section 12, Licensor may terminate this Agreement upon or after the breach of any material provision of this Agreement by Company if Company has not cured such breach within ninety (90) days after receipt of express written notice thereof by Licensor; provided, however, if any default is not capable of being cured within such ninety (90) day period and Company is diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, Licensor shall have no right to terminate this Agreement. In addition, Licensor may terminate this Agreement upon not less than sixty (60) days prior written notice if Company fails to meet a Development Milestone, subject to the right to extend such Development Milestone as set forth in Section 7.4.

10.4     Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 1, 2, 3.4, 5.2, 6, 7.7, 8, 9, 10, 11 and 13 shall survive the expiration or termination of this Agreement. Upon any termination of this Agreement, Licensor shall grant a direct license to any sublicense of Company hereunder having the same scope as such sublicense and on terms and conditions no less favorable to such Sublicensee than the terms and conditions of this Agreement, provided that such Sublicensee is not in default of any applicable obligations under this Agreement and agrees in writing to be bound by the terms and conditions of such direct license. Upon any termination (but not expiration) of this Agreement, Company shall assign to Licensor all of Company’s rights in and to the Registrations, except to the extent said Registrations continue to be needed or used by a Sublicensee. Upon any termination of this Agreement, for a period of six (6) months thereafter, Company (and its Affiliates and Sublicensees) shall continue to be entitled to finish production of any Products which were in process at the time of termination, and Company (and its Affiliates and Sublicensees) shall be entitled to sell all Products which were in inventory or in process at the time of termination, so long as Company (and its Affiliates and Sublicensees) continues to make the reports and pay the scheduled royalties for said sales as set forth in this Agreement.

11. INDEMNIFICATION

11.1     Indemnification. Company shall defend, indemnify and hold Licensor harmless from all losses, liabilities, damages and expenses (including attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding arising out of any breach of this Agreement by Company, any damages or personal injury resulting from the use or application of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the Product used, distributed or sold by Company, its Affiliates or Sublicensees, or the gross negligence or willful misconduct of Company in the performance of its obligations under this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of Licensor or the breach of this Agreement by Licensor.

11.2     Procedure. Licensor promptly shall notify Company of any liability or action in respect of which Licensor intends to claim such indemnification, and Company shall have the right to assume the defense thereof with counsel selected by Company. The indemnity agreement in this Section 11 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of Company, which consent shall not be withheld unreasonably. The failure to deliver notice to Company within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve Company of any liability to Licensor under this Section 11, but the omission so to deliver notice to Company will not relieve it of any liability that it may have to Licensor otherwise than under this Section 11. Licensor under this Section 11, its employees and agents, shall cooperate fully with Company and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

11.3     Insurance. During the term of this Agreement, Company shall maintain at its own expense:

11.3.1  Comprehensive general liability insurance for claims for damages arising from bodily injury (including death) and property damages caused by, or arising out of, acts or omissions of its employees, in such amounts as are customary and reasonable in the Company’s industry.

11.3.2  Product liability insurance in such amounts as are customary and reasonable in the Company’s industry.

11.3.3  Maintenance of such insurance coverage shall not relieve Company of any responsibility under this Agreement for damage in excess of the insurance limits.

11.4     Certificates of Insurance. Company shall furnish or cause to be furnished to Licensor a certificate of such insurance promptly upon request by Licensor. Each such certificate shall name Licensor an additional named insured.

11.5     Notice of Cancellation or Expiration. Any such insurance policy shall provide that the insurer will give Licensor at least sixty (60) days prior written notice of any impending cancellation, nonrenewal, expiration, or reduction in coverage of the insurance.

12. FORCE MAJEURE

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

13. MISCELLANEOUS

13.1     Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one party to the other party shall be in writing, delivered by any available means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

If to Licensor:	Dong Wha Pharm. Ind. Co. Ltd. 5 Soonwha-dong Joong-ku Seoul 100-130 Korea Attention: President

With Copy to:	Hutchison Law Group PLLC 5410 Trinity Road, Suite 400 Raleigh, NC 27607 Attention: William N. Wofford

If to Company:	Pacific Beach Biosciences, Inc. 4365 Executive Drive, Suite 1500 San Diego, California 92121 Attention: Frank Taffy

13.2     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

13.3     Arbitration. Any dispute, controversy or claim initiated by either party arising out of or relating to this Agreement, its negotiations, execution or interpretation, or the performance by either party of its obligations under this Agreement (other than (a) any dispute, controversy or claim regarding the validity, enforceability, claim construction or infringement of any patent rights, or defenses to any of the foregoing, or (b) any bona fide third party action or proceeding filed or instituted in an action or proceeding by a Third Party against a party to this Agreement), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give prompt written notice to that effect to the other party. Any such arbitration shall be conducted in the English language under the Arbitration Rules of the International Chamber of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Commerce (the “Rules”) by a panel of three (3) arbitrators appointed in accordance with such Rules. Any such arbitration shall be held in the Hague, Netherlands. The method and manner of discovery in any such arbitration proceedings shall be governed by the Rules. The arbitrators shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration (including attorneys’ fees and expenses of the parties) in such equitable manner as they determine. The arbitrators shall make their decision in accordance with the terms of this Agreement, and the applicable law. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

13.4     Assignment. Company shall not assign its rights or obligations under this Agreement without the prior written consent of Licensor; provided, however, that Company may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Qualified Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction, in either case so long as Company is not in breach of this Agreement at the time of the proposed assignment. Any permitted assignee shall assume all obligations of its assignor under this Agreement. For the purpose of this Agreement, a “Qualified Affiliate” shall mean an Affiliate with a tangible net worth of not less than five million dollars ($5,000,000) at the time of the assignment.

13.5     Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

13.6     Entire Agreement. This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.

13.7     Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.8     Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

13.9     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Evidence of the execution and delivery of this Agreement may be by a telecopy transmission to a party of the other party’s signed copy of this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

LICENSOR: Dong Wha Pharm. Ind. Co. Ltd.

Name:	/s/

Title	C.E.O.

COMPANY: Pacific Beach Biosciences, Inc.

/s/ Matthew A. Wikler, MD MBA

Name: Matthew A. Wikler, MD MBA

Title: President & Chief Executive Officer

Until such time the Company has net tangible assets of at least Ten Million Dollars ($10,000,000) as confirmed in writing by the Company’s independent accountants or as reflected on any filing made by the Company with the Securities and Exchange Commission, the undersigned hereby unconditionally guarantees to Licensor for the benefit of Company the full and prompt payment of all amounts due under this Agreement.

Paramount Biosciences LLC

/s/ Bertrand C. Liang, MD MBA

Name:  Bertrand C. Liang, MD MBA

Title:  Vice Chairman

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A

LICENSED PATENT RIGHTS

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

DEVELOPMENT PLAN

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.